Exhibit 10.3

AGREEMENT

This AGREEMENT is made and entered into as of the 31st day of March, 2006, by and between Cinergy Corp. (“Cinergy”) and James E. Rogers (the “Executive”) (collectively, the “Parties”).

Recitals

The Executive is currently serving as Chairman of the Board, President and Chief Executive Officer of Cinergy.  In connection with the Agreement and Plan of Merger by and among Cinergy, Duke Energy Corporation and their respective affiliates, dated May 8, 2005, Cinergy, Duke Energy Corporation, Deer Holding Corp. and the Executive entered into an Employment Agreement Term Sheet, dated May 8, 2005 (the “Term Sheet”), that provides that the Executive shall serve as the Chief Executive Officer and President of the holding company (“Duke Energy”) formed upon the consummation of the merger (the “Merger”) by and among Cinergy and Duke Energy Corporation.  Section 2(d)(iii) of the Term Sheet provides that the present value of the Executive’s supplemental executive retirement benefit shall be quantified immediately prior to the closing of the Merger and shall be deferred with market-based earnings to be credited thereon.  In order to provide an additional incentive for the Executive to remain employed following the Merger, Cinergy and the Executive have agreed to remove the “change in control” accelerated vesting provisions in the Executive’s existing stock options, increase the present value of the Executive’s supplemental executive retirement benefit and subject a portion of such benefit to a vesting schedule. The Parties are entering into this Agreement in connection with Section 2(d)(iii) of the Term Sheet.

Agreement

In consideration of the mutual promises and agreements set forth below, the Parties agree as follows.

1.                                       Immediately prior to the consummation of the Merger, Cinergy shall credit, to an account (the “Account”) established on behalf of the Executive under the Cinergy Corp. 401(k) Excess Plan (“Plan”), an amount equal to $42,621,506, subject to the vesting schedule set forth in Section 3 herein.   Following the date on which such amount is credited to the Executive’s Account, such Account shall be credited with earnings and losses in accordance with the terms and conditions of the Plan.  The vested portion of such amount shall be distributed in the form, and on the date(s), elected by the Executive in accordance with the terms and conditions of the Plan.  The Executive’s election regarding the form and date(s) of the distribution of his  Account shall be made in 2006 in accordance with the transition relief provided under Q&A 19(c) of IRS Notice 2005-1 (and the Proposed Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) such that such election does not cause any amount credited to the Executive’s Account to be subject to tax (prior to actual receipt) under Section 409A of the Code.

2.                                       The amount specified in Section 1 of this Agreement has been calculated based on the assumption that the consummation of the Merger will occur on April 1, 2006.  In the event that the consummation of the Merger occurs on a date other than April 1, 2006, the Chairman of the Compensation Committee of the Board of Directors of Cinergy shall adjust the amount to be credited to the Executive’s account under the Plan using the actuarial assumptions contained in Section 1.5(c) of the Cinergy Corp. Non-Union Employees’ Pension Plan for purposes of determining lump sum amounts.

3.                                       The Executive shall at all times have a nonforfeitable interest in $37,421,506 of the amount credited to his Account hereunder (and related earnings), and the remaining $5,200,000 of the amount credited to his Account hereunder (and related earnings) shall vest, subject to the Executive’s continued employment with Duke Energy and its affiliates, upon the earliest to occur of:  (i) the second anniversary of the closing of the Merger, (ii) the date of the Executive’s death, (iii) the date of the Executive’s disability due to physical or mental illness or injury that precludes him from performing any job for which he is qualified and able to perform based upon his education, training or experience, (iv) the involuntary termination of Executive’s employment with Duke Energy and its affiliates without “Cause”, or (v) the Executive’s voluntary termination of employment with Duke Energy and its affiliates for “Good Reason” (as those terms are defined in the Executive’s Employment Agreement with Duke Energy Corporation dated as of April 4, 2006).

4.                                       The Executive acknowledges and agrees that, immediately after Cinergy credits the amount specified in this Agreement to the Executive’s Account under the Plan, the Executive shall have no further right to a benefit under the Cinergy Corp. Excess Pension Plan, the Cinergy Corp. Supplemental Executive Retirement Plan and Section 3b(ii) of the Executive’s Employment Agreement with Cinergy dated as of February 4, 2004.

5.                                       The amount credited to the Executive’s Account under the Plan will be subject to certain taxes at the time of the credit, including taxes under the Federal Insurance Contributions Act (“FICA”).  To the extent permitted under Section 409A of the Code, the Parties agree that the amount credited to the Executive’s Account under the Plan shall be reduced by the amount (including applicable taxes thereon) of the Executive’s tax obligation as described in the preceding sentence.  To the extent that such reduction is not permitted under Section 409A of the Code, the Executive shall pay the resulting tax or make other provisions that are satisfactory to Cinergy for payment thereof.

6.                                       The Parties hereby amend the stock options granted to the Executive effective as of January 1, 2004 and January 1, 2005 to remove the “change in control” accelerated vesting provisions in such options, and to provide that such options shall vest in accordance with their normal vesting schedule or, if earlier, upon the earliest to occur of (i) the date of the Executive’s death, (ii) the date of the Executive’s disability due to physical or mental illness or injury that precludes him from performing any job for which he is qualified and able to perform based upon his education, training or experience, (iii) the involuntary termination of Executive’s employment with Duke Energy and its affiliates without “Cause” or (iv) the Executive’s voluntary termination of employment with Duke Energy and its affiliates for “Good Reason” (as those terms are defined in the Executive’s Employment Agreement with Duke Energy Corporation dated as of April 4, 2006).

7.                                       The Parties intend that this Agreement (and the Plan) comply with the provisions of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner consistent with this intent.  Any provision that would cause any amount payable or benefit provided in connection with this Agreement to be includable in the gross income of the Executive under Code Section 409A shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment shall be negotiated in good faith by the Parties and shall maintain, to the maximum extent practicable, the original intent of the applicable provision and the present value of the Executive’s benefits under the Account without violating the requirements of Section 409A of the Code).

8.                                       This Agreement shall inure to the benefit of and be binding upon Cinergy and its successors and assigns.  This Agreement may not be amended except by an agreement in writing signed by the party against whom enforcement of the amendment is sought.  Cinergy and the Executive agree that Cinergy Corp. shall be authorized to act for Cinergy and its affiliates, including Cinergy Services, Inc., with respect to all aspects pertaining to the administration and interpretation of this Agreement.

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the 31st day of March, 2006.

CINERGY CORP.

By:
Michael G. Browning
Chairman, Compensation Committee
of the Board of Directors

EXECUTIVE

James E. Rogers